Exhibit 5.1
[DRAFT]
[Wilson Sonsini Goodrich & Rosati Letterhead]
       2006
The Go Daddy Group, Inc.
14455 N. Hayden Road, Suite 219
Scottsdale, Arizona 85260
Re: Registration Statement on Form S-l
Ladies and Gentlemen:
     We are acting as a counsel to The Go Daddy Group, Inc., a Delaware corporation (the “Company”), in connection with the registration statement (the “Registration Statement”) on Form S-l (No. 333-_______) filed by the Company with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended, up to $[_________] of shares of the Company’s Class A common stock to be sold by the Company and the selling stockholders (including shares of the Company’s Class A common stock that may be sold by one of the selling stockholders pursuant to an over-allotment option to be granted by such selling stockholder to the underwriters) (collectively, the “Shares”). The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement to be filed as an exhibit thereto. As legal counsel to the Company, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.
     Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati